Exhibit 5

March 23, 2012

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

Ladies and Gentlemen:

This opinion is rendered in connection with the Form S-4 registration statement (the “Registration Statement”) filed by City Holding Company (the “Registrant”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of up to 240,000 shares of common stock of Registrant, $2.50 par value (“common stock”), issuable in connection with the proposed acquisition of Virginia Savings Bancorp, Inc. (“Virginia Savings”) by the Registrant pursuant to the terms of the Agreement and Plan of Merger dated November 14, 2011, as amended (the “Merger Agreement”).

We have examined originals or copies certified to our satisfaction of such corporate records of City Holding, agreements and other instruments, certificates of public officials, certificates of officers or representatives of City Holding, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed.

We are of the opinion that if all of the conditions set forth in the Merger Agreement are satisfied, the common stock, when issued in connection with the Merger Agreement in accordance with the terms set forth therein, will be duly authorized, validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights of any shareholder of the Registrant.

The foregoing opinion is limited to the West Virginia Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based on facts of which we have knowledge. The opinion speaks only as of its date, and we have not undertaken, and have no obligation, to modify our opinion or otherwise advise you of changes in law or circumstance.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 and all amendments thereto, and the references therein to Jackson Kelly PLLC and its opinions.

Very truly yours,

Jackson Kelly PLLC

By:
Member